NEWKIRK REALTY TRUST, INC.

INFORMAL ACTION OF BOARD OF DIRECTORS

IN LIEU OF MEETING

September 15, 2005

The undersigned, being all of the directors of Newkirk Realty Trust, Inc., a Maryland corporation (the “Corporation”), pursuant o the provisions of Section 2-408(c) of the Maryland General Corporation Law, do hereby adopt the following resolutions in lieu of holding a meeting of the board of directors of the Corporation (the “Board of Directors”) and do hereby direct that this Informal Action of Board of Directors in Lieu of Meeting be filed with the minutes and proceedings of the Board of Directors:

RESOLVED, that pursuant to Article XV of the Bylaws of the Corporation: (i) Article II Section 3(b)(2) of the Bylaws of the Corporation is hereby amended by deleting “a majority” from the first sentence thereof and inserting “thirty percent (30%)”; (ii) Article III, Section 2 of the Bylaws of the Corporation is hereby amended by deleting “nine (9)” from the first sentence thereof and inserting “eleven (11)” in lieu thereof;

RESOLVED, that pursuant to Article III, Section 2 of the Bylaws of the Corporation, the number of members of the Board of Directors be, and it hereby is, set at ten (10);

RESOLVED, that pursuant to Article III, Section 13 of the Bylaws of the Corporation, each of the following persons be, and they hereby are, appointed as directors of the Corporation to fill the vacancies on the Board of Directors created by the increase in the number of directors from two (2) to ten (10), to serve until the first annual meeting of stockholders of the Corporation and until their respective successor shall be elected and qualified:

Harold First

Richard S. Frary

Lara Sweeney Johnson

Isidore Mayrock

Lewis S. Meltzer

Laura Pomerantz

Miles M. Stuchin

Steven Zalkind

RESOLVED, that the Board of Directors deems it advisable and in the best interests of the Corporation to amend the Articles of Incorporation of the Corporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on July 19, 2005 (the “Articles of Incorporation”), and does hereby authorize and approve the amendment of the Articles of Incorporation to: (i) decrease the required vote to remove a director from a vote of two-thirds of the votes entitled to be cast by the stockholders generally in the election of directors to a vote of at least a majority; (ii) increase the Aggregate Stock Ownership Limit from 8.9% to 9.8% in value of the aggregate of the outstanding shares of Capital Stock; (iii) increase the Common Stock Ownership Limit from 8.9% to 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock; and (iv) amend the legend which each certificate for shares of Capital Stock must contain, all as substantially forth in the form of articles of amendment (the “Articles of Amendment”) attached hereto as Exhibit A (all undefined terms in the foregoing resolution shall have the meaning ascribed to them in the Articles of Incorporation);

RESOLVED, that the Articles of Amendment, substantially in the form attached hereto, be and hereby are, authorized and approved;

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to execute, deliver, acknowledge and file with the Department, the Articles of Amendment, and to take such other action and execute such other documents as may be necessary or appropriate for the implementation and consummation of the foregoing proposed amendment to the Articles of Incorporation.

IN WITNESS WHEREOF, the undersigned have executed this Informal Action of Board of Directors in Lieu of Meeting as of the date first above written.

/s/ Michael Ashner
Michael L. Ashner

/s/ Peter Braverman
Peter Braverman

EXHIBIT A

Articles of Amendment